Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
Smithfield Foods, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, no par value	457(o)	—	—	$100,000,000	0.00015310	$15,310
	Total Offering Amounts					$100,000,000		$15,310
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$15,310
(1)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)    Includes shares of our common stock subject to the underwriters’ option to purchase additional shares.